Exhibit 3.279

CERTIFICATE OF FORMATION

OF

Upped.com LLC

1. The name of the limited liability company is Upped.com LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Upped.com LLC. this 14th day of July 14, 2008.

/s/ Paul M. Robinson

Paul M. Robinson

Authorized Person